UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) of THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2011

INTERCONTINENTALEXCHANGE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32671	58-2555670

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 857-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) The Compensation Committee of the Board of Directors of IntercontinentalExchange, Inc. (“Company” or “our”) approved, effective March 1, 2011, a new annual base salary and an increased target bonus of (i) $1,050,000 base salary and a target bonus of 200% of base salary for Jeffrey C. Sprecher, our Chief Executive Officer, (ii) $750,000 base salary and a target bonus of 175% of base salary for Charles A. Vice, our President and Chief Operating Officer, (iii) $625,000 base salary and a target bonus of 150% of base salary for Scott A. Hill, our Senior Vice President, Chief Financial Officer, (iv) $604,000 base salary and a target bonus of 150% of base salary for David S. Goone, our Senior Vice President, Chief Strategic Officer, and (v) $525,000 base salary and a target bonus of 125% of base salary for Edwin D. Marcial, our Senior Vice President, Chief Technology Officer.

Item 5.07.  Submission of Matters to a Vote of Security Holders

(a) The Annual Meeting of Shareholders of the Company was held on May 20, 2011.

(b) The results of the matters submitted to a shareholder vote at the annual meeting were as follows:

1. Election of Directors:  Our shareholders elected the following eleven directors to each serve a one-year term expiring on the date of the 2012 annual meeting of shareholders or until his or her successor has been duly chosen and qualified:

	For	Against	Abstain	Broker Non-Votes
Charles R. Crisp	54,236,077	1,042,143	13,405	3,597,333
Jean-Marc Forneri	54,934,207	344,029	13,389	3,597,333
Senator Judd A. Gregg	54,917,781	360,309	13,535	3,597,333
Fred W. Hatfield	54,932,538	345,417	13,670	3,597,333
Terrence F. Martell, Ph.D	54,802,038	475,822	13,765	3,597,333
Sir Callum McCarthy	54,925,115	348,211	18,299	3,597,333
Sir Robert Reid	54,350,807	927,566	13,252	3,597,333
Frederic V. Salerno	46,622,493	8,655,773	13,359	3,597,333
Jeffrey C. Sprecher	52,640,039	2,638,108	13,478	3,597,333
Judith A. Sprieser	54,792,095	478,603	20,927	3,597,333
Vincent Tese	48,634,677	6,638,665	18,283	3,597,333

2.  Advisory Resolution on Executive Compensation:  Our shareholders approved the proposal on executive compensation.

For	Against	Abstain	Broker Non-Votes
52,169,696	3,069,079	52,850	3,597,333

3.  Advisory Resolution on the Frequency of Future Advisory Votes on Executive Compensation: Our shareholders approved “annual” as the frequency for future advisory votes on executive compensation.

One Year	Two Years	Three Years	Abstain
40,518,324	177,996	14,545,657	49,648

4.  Ratification of Appointment of Independent Registered Public Accounting Firm: Our shareholders ratified the selection of Ernst & Young LLP as our independent auditors for the year ended December 31, 2011.

For	Against	Abstain
56,234,624	2,625,648	28,686

(d) In light of the results of the advisory vote on the frequency of future advisory votes on executive compensation and upon the recommendation of our Compensation Committee, our Board of Directors has determined that beginning with our annual meeting of shareholders in 2012 we will hold advisory votes on executive compensation annually.

Item 8.01. Other Events

The Company's Chairman and Chief Executive Officer, Jeffrey C. Sprecher, and Continental Power Exchange, Inc. (“CPEX”), each adopted pre-arranged stock trading plans in May 2011 pursuant to guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934.  Mr. Sprecher owns 100% of the equity interest in CPEX and CPEX has no operations and no assets other than its equity interest in the Company.

The pre-arranged trading plans will enable Mr. Sprecher to implement certain tax planning measures, diversify his personal investment portfolio, further his charitable giving and pay income taxes incurred in connection with equity awards. The sales under the trading plans represent less than 10% of Mr. Sprecher’s combined holdings of the Company’s stock, restricted stock and stock options (directly or indirectly through CPEX).  Under the Company’s Stock Ownership Policy, Mr. Sprecher is required to hold ten times his base salary in the Company’s securities.  As of the date of the Company’s Notice of 2011 Annual Meeting and Proxy Statement, Mr. Sprecher held 197 times his base salary in the Company’s securities and after the sales contemplated by the trading plans, Mr. Sprecher will continue to hold an amount of Company securities well in excess of ten times his base salary.

The trading plans were adopted during an authorized trading period and will expire on or before May 31, 2012. Under Rule 10b5-1 trading plans, trades may be executed at times when an officer is in possession of material non-public information provided the trade is executed based on the application of a formula or binding instructions determined at the time the trading plan was arranged and the trading plan was entered into at a time when the officer was not in possession of material non-public information. Any stock sales that occur under the trading plan will be publicly disclosed in accordance with U.S. securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

INTERCONTINENTALEXCHANGE, INC.

Date: May 25, 2011	By:	/s/ Scott A. Hill
Scott A. Hill
Senior Vice President, Chief Financial Officer